Exhibit 99.1

Trean Insurance Group Increases Surplus with $50 Million Surplus Notes Offering

WAYZATA, MINNESOTA, August 24, 2022 – Trean Insurance Group (Nasdaq: TIG) (“Trean” or the “Company”) a leading provider of products and services to the specialty insurance market, today announced that it has increased the surplus of its subsidiary Benchmark Insurance Company (“Benchmark”) by completing a private offering of $50 million aggregate principal amount of its 6.75% Surplus Notes due August, 2042.

“We are pleased to further increase the Benchmark surplus with this offering,” said Julie Baron, President and Chief Executive Officer of Trean. “The addition of this $50 million is another important step towards Trean achieving our long-term financial goals.”

The surplus notes are unsecured, subordinated debt obligations of Benchmark and are planned to be treated as additional surplus. All payments of interest on or principal of the surplus notes, and any redemption payment, may be made only with the prior approval of the Commissioner of Insurance of the State of Kansas.

The surplus notes were offered and sold in a private offering exempt from the registration requirements of the Securities Act of 1933 (the “Securities Act”) solely to persons reasonably believed to be qualified institutional buyers in reliance on Rule 144A under the Securities Act. The surplus notes have not been and will not be registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities or blue sky laws and foreign securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any surplus notes, nor shall there be any sales of the surplus notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

About Trean Insurance Group, Inc.

Trean Insurance Group, Inc. (Nasdaq: TIG) provides products and services to the specialty insurance market. Trean underwrites specialty casualty insurance products both through its program partners and its own managing general agencies. Trean also provides its program partners with a variety of services including issuing carrier services, claims administration and reinsurance brokerage. Trean is licensed to write business across 49 states and the District of Columbia. For more information, please visit www.trean.com.

Contact

Investor Relations

investor.relations@trean.com

(952) 974-2260